UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):         June 21, 2016

Piedmont Natural Gas Company, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4720 Piedmont Row Drive, Charlotte,
North Carolina		28210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 704-364-3120

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2016, Jane R. Lewis-Raymond, Senior Vice President and Chief Legal, Compliance and External Relations Officer of Piedmont Natural Gas Company, Inc. (the “Company”) and Kevin M. O’Hara, Senior Vice President and Chief Administrative Officer of the Company, each notified Thomas E. Skains, the Chairman, President and Chief Executive Officer of the Company, and Lynn J. Good, the Chairman, President and Chief Executive Officer of Duke Energy Corporation (“Duke Energy”), of their respective intent to terminate their employment from the Company effective upon (and contingent upon) the closing of the acquisition of the Company by Duke Energy under the Agreement and Plan of Merger between the Company, Duke Energy and Forest Subsidiary, Inc., a wholly-owned subsidiary of Duke Energy, dated October 24, 2015 (the “Acquisition”).

Item 8.01 Other Events.

On June 21, 2016, Duke Energy announced that it has designated Karl W. Newlin, Senior Vice President and Chief Financial Officer of the Company, to lead Gas Commercial Operations, which includes supply, wholesale marketing, transportation and pipeline services, field customer service, sales and delivery and business development effective upon (and contingent upon) the closing of the Acquisition. Duke Energy also announced that it has designated Victor Gaglio, Senior Vice President and Chief Utility Operations Officer of the Company, to lead Gas Utility Operations, which consists of construction, engineering, operations support, operations and maintenance, operations performance, asset management/integrity, gas control, GIS, enterprise quality management, change management and OASIS effective upon (and contingent upon) the closing of the Acquisition. Duke Energy further announced that Bruce Barkley, Vice President-Regulatory Affairs, Rates and Gas Cost Accounting of the Company, would be responsible for leading Rates and Regulatory (NC/SC/TN), Community Relations (NC/SC/TN) and State Legislative Affairs (TN) for the Gas Business effective upon (and contingent upon) the closing of the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 23, 2016	Piedmont Natural Gas Company, Inc.

	By:	/s/ Karl W. Newlin
	Name:	Karl W. Newlin
	Title:	Senior Vice President and Chief Financial Officer